                                                                   EXHIBIT 12.1


                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                    THREE MONTHS     NINE MONTHS
                                YEAR ENDED     YEAR ENDED    YEAR ENDED   YEAR ENDED    YEAR ENDED      ENDED           ENDED
                                DECEMBER 31,   DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31, SEPTEMBER 30,   SEPTEMBER 30,
                                   1996           1997         1998(1)       1999         2000          2001            2001
                                ------------  ------------- ------------- -----------  ------------ -------------  --------------
Earnings:
  Net loss ....................   $ (48,598)   $ (43,887)    $ (59,316)   $ (99,867)   $(117,801)   $ (23,228)        $ (96,125)
  Add:  Amount of
     previously capitalized
     interest amortized .......          --           --           252        2,288        2,288          572             1,716
  Add: Fixed charges ..........      35,041       38,499        43,798       65,310       65,649        3,280            32,374
                                  ---------    ---------     ---------    ---------    ---------    ---------         ---------
  Adjusted earnings ...........     (13,557)      (5,388)      (15,266)     (32,269)     (49,864)     (19,376)          (62,035)

Fixed charges:
  Interest in
     indebtedness .............      32,368       36,672        52,645       63,452       63,418        2,642            30,055
  Amortization of debt
     issuance costs ...........       2,143          844         1,172        1,291        1,992          251             1,209
  Interest portion
     of rental and
     lease expense ............         530          983         1,428          567          239          387             1,110
                                  ---------    ---------     ---------    ---------    ---------    ---------         ---------
  Fixed charges ...............      35,041       38,499        55,245       65,310       65,649        3,280            32,374

Deficiency of
  earnings available to
  cover fixed charges .........   $ (48,598)   $ (43,887)    $ (70,511)   $ (97,579)   $(115,513)   $ (22,656)        $ (94,409)
                                  =========    =========     =========    =========    =========    =========         =========

Earnings to fixed charges ratio          --           --            --           --           --           --                --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.